                         EXHIBIT 99.1


FOR IMMEDIATE RELEASE:  October 23, 1997

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, tel.
         (718) 850-1203
Hal Levine, The Levine Group, tel. (212) 682-8875


         HAVEN BANCORP ANNOUNCES 100% STOCK DIVIDEND


Woodhaven, NY--Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for Columbia Federal Savings Bank, today announced that its Board of Directors has declared a stock split in the form of a 100% stock dividend. Shareholders of record on the close of business October 31, 1997, will receive one additional share of Haven Bancorp common stock for each share they own as of that date. The new shares will be distributed on November 28, 1997. As a result of the split, the total number of shares outstanding will increase to approximately 8,772,104 shares compared to 4,386,052 shares outstanding as of September 30, 1997. The annual cash dividend per common share will be adjusted to $0.30 per share, or $0.075 per share quarterly, which is unchanged from the present level.

Earlier today, the Company announced third quarter earnings per share of $0.53. Adjusting for the stock split, earnings per share for the third quarter are $0.27 per share compared to $0.01 per share for the year-earlier period. For the first nine months of 1997, post-split earnings per share equaled $0.89 per share versus $0.68 for the comparable year-earlier period.

The Company also announced that it has changed the name of its subsidiary bank from Columbia Federal Savings Bank to CFS Bank.

Headquartered in Woodhaven, New York, Haven Bancorp is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds and annuities through eight full-service branches branches and twenty-five supermarket branches located in Queens, Brooklyn, Manhattan, Nassau, Suffolk and Rockland Counties. At September 30, 1997, Haven Bancorp had assets of $1.83 billion. The Bank's deposits are insured by the FDIC.